Exhibit 99.1
April 23, 2008

Contact:	Diana G. Purcel – Chief Financial Officer
952-294-1300
Famous Dave’s Reports First Quarter Results
MINNEAPOLIS, April 23 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $33.7 million and $835,000, respectively, or $0.09 per diluted share, for its fiscal first quarter ended March 30, 2008. Revenue for the quarter increased 16.2 percent over the comparable period in 2007.
Same store sales for the company-owned restaurants open for 24 months or more increased 3.6 percent during the quarter, while same store sales for its franchise-operated restaurants declined 3.2 percent. Same store sales for the company-owned restaurants open for 18 months or more increased 3.2 percent during the quarter, while same store sales for its franchise-operated restaurants declined 4.8 percent. Franchise royalty revenue for the quarter totaled $4.2 million, up 14.2 percent over the comparable period in 2007.
Sales growth in the first quarter for company-owned restaurants was driven by the five new restaurants that have opened since the first quarter of 2007, and the impact from an approximate 3% weighted average price increase. The year-over-year shift in the Easter holiday from the second quarter of 2007 to the first quarter of 2008 had an approximate 1.0% negative impact on comparable sales.
Sales at comparable franchise-operated restaurants continue to be affected by adverse economic conditions in several areas of the country, which have been hard-hit by the effects of the credit and housing crisis.
“I’ve admired this brand for some time and I am excited to be part of its future growth,” said Wilson Craft, newly appointed President and Chief Executive Officer. “Obviously, we have some challenges, particularly given the difficult environment for casual dining. An intensified focus on our franchise business and a renewed focus on the company-owned restaurants will be a top priority,” Craft said.
Earnings for the first quarter on a year-over-year basis declined, reflecting the opening of five new company-owned restaurants since September 2007 which are still normalizing labor and operating costs. The company also experienced significantly below average temperatures in many of its core markets during the first quarter of 2008. This unseasonably cold weather resulted in increased labor costs due to unexpected declines in guest traffic, and negatively impacted operating costs due to higher utility costs.
The company’s 2008 first quarter also reflected the following:
•	An increase in labor and benefits expense year-over-year reflecting a prior year worker’s compensation insurance credit adjustment that was approximately $105,000 higher than the current year adjustment.

•	An increase in operating expenses due to increased levels of advertising year-over-year.

•	Pre-opening expenses primarily for a new company-owned restaurant in Alexandria, Virginia totaling approximately $254,000.

•	Bad debt reserves of approximately $234,000 related to franchisees’ receivable balances, reflected in general and administrative expenses.

•	Executive search fees of approximately $200,000 related to the hiring of the company’s new CEO, reflected in general and administrative expenses.

•	An increase in depreciation and amortization year-over-year, reflecting capital invested towards the opening of five new restaurants and the result of the fourth quarter fiscal 2007 reclassification of assets previously held for sale to assets held and used.

•	A year-over-year increase in interest expense reflecting a higher average balance on the company’s revolver.
Earnings results for the first quarter of 2008 included approximately $280,000 or $0.02 per diluted share, in compensation expense as related to the company’s stock-based incentive programs, as compared to approximately $536,000, or $0.03 per diluted share, for the prior year comparable period.
Development and marketing highlights during the quarter included a “limited time offer” of BBQ shrimp, the company’s most successful promotion to date. Aiding traffic in the quarter was a successful television and radio campaign featured in the majority of its core markets.
Famous Dave’s opened four new restaurants during the first quarter: A company-owned restaurant in Alexandria, VA, and three franchise-operated restaurants in Silverdale, WA, Kansas City, MO and Bakersfield, CA.
Famous Dave’s ended the quarter with 168 restaurants, including 45 company-owned restaurants and 123 franchise-operated restaurants, located in 35 states.
During the first quarter of 2008, Famous Dave’s repurchased 16,000 shares of common stock at an average price of $9.73 per share, excluding commissions.
Outlook
Famous Dave’s is reiterating its guidance issued in its fourth quarter earnings release. The company anticipates opening a total of 20 to 25 restaurants in 2008, with up to five locations to open in the second quarter.
In addition, the company reiterated its outlook on food costs and potential margin pressure during the first half of the year. In June, the company will be taking an additional price increase, intended to mitigate additional margin pressures for the remainder of 2008.

Conference Call
The company will host a conference call tomorrow, April 24, 2008, at 10:00 a.m. Central Time to discuss its first quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 45 locations and franchises 124 additional units in 34 states and has signed development agreements for an additional 132 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended
	March 30,	April 1,
	2008	2007
	(unaudited)	(unaudited)
Revenue:
Restaurant sales, net	$29,247	$24,941
Franchise royalty revenue	4,167	3,649
Franchise fee revenue	115	315
Licensing and other revenue	186	98

Total revenue	33,715	29,003

Costs and expenses:
Food and beverage costs	8,939	7,611
Labor and benefits costs	9,182	7,480
Operating expenses	7,493	6,193
Depreciation and amortization	1,461	1,155
General and administrative expenses	4,653	4,123
Pre-opening expenses	254	6
(Gain) loss on disposal of property	(6)	18

Total costs and expenses	31,976	26,586

Income from operations	1,739	2,417

Other expense:
Loss on early extinguishment of debt	—	(12)
Interest expense	(511)	(363)
Interest income	58	76
Other (expense) income, net	(1)	4

Total other expense	(454)	(295)

Income before income taxes	1,285	2,122

Income tax expense	(450)	(720)

Net income	$835	$1,402

Basic net income per common share	$0.09	$0.14

Diluted net income per common share	$0.09	$0.13

Weighted average common shares outstanding – basic	9,611,000	10,130,000

Weighted average common shares outstanding – diluted	9,773,000	10,492,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended
	March 30,	April 1,
	2008	2007
Food and beverage costs (1)	30.6%	30.5%
Labor and benefits (1)	31.4%	30.0%
Operating expenses (1)	25.6%	24.8%
Depreciation & amortization (restaurant level) (1)	4.6%	4.1%
Depreciation & amortization (corporate level) (2)	0.3%	0.4%
General and administrative (2)	13.8%	14.2%
Pre-opening expenses & net (gain) loss on disposal(1)	0.9%	0.1%

Total restaurant costs and expenses (1)	93.1%	89.5%
Income from operations (2)	5.2%	8.3%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 30,	December 30,
	2008	2007
	(unaudited)	(unaudited)
ASSETS
Current assets	$12,410	$14,255
Property, equipment and leasehold improvements, net	57,521	57,243
Other assets	2,441	2,444

Total assets	$72,372	$73,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$25,705	$28,085
Long-term obligations	15,484	15,457
Shareholders’ equity	31,183	30,400

Total liabilities and shareholders’ equity	$72,372	$73,942

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended
	March 30,	April 1,
	2008	2007
Total weighted average weekly net sales (AWS):
Company-Owned	$50,512	$46,794
Franchise-Operated	$55,684	$56,018

AWS 2005 and Post 2005: (1)
Company-Owned	$68,065	$69,192
Franchise-Operated	$63,297	$66,315
AWS Pre-2005: (1)
Company-Owned	$46,349	$44,373
Franchise-Operated	$47,012	$47,847

Operating weeks:
Company-Owned	579	533
Franchise-Operated	1,538	1,326

24 month comparable net sales:
Company-Owned	3.6%	(0.9%)
Franchise-Operated	(3.2%)	(3.2%)

18 month comparable net sales:
Company-Owned	3.2%	(0.9%)
Franchise-Operated	(4.8%)	(5.1%)

Total number of restaurants:
Company-Owned	45	41
Franchise-Operated	123	104

Total	168	145

(1)	Provides further delineation of AWS for restaurants opened during the pre- fiscal 2005, and restaurants opened during the post- fiscal 2005, timeframes.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.